UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 28, 2006
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices)	(Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On March 28, 2006, North American Scientific, Inc. (“NASI”) and two of its subsidiaries, NOMOS Corporation, a Delaware corporation, and North American Scientific, Inc., a California corporation (collectively, the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Partners for Growth II, L.P. (“PFG”) for a secured, revolving line of credit of up to $4 million, which will supplement an existing line of credit provided by Silicon Valley Bank.

Available borrowings under the new revolving line of credit are subject to a borrowing base formula based on the Company's current assets less all amounts, if any, outstanding under the line of credit with Silicon Valley Bank. The Company will pay interest on borrowings under the new revolving line of credit at the prime rate, as quoted in The Wall Street Journal. The Loan Agreement term is 18 months. Amounts owing under the new revolving line of credit are secured by all of the Company's assets, and are subordinated to amounts owing under the line of credit with Silicon Valley Bank. The Loan Agreement does not contain financial covenants; however, the Company is subject to other customary covenants, including reporting requirements, and events of default. In connection with the Loan Agreement, the Company granted PFG a warrant to purchase 395,000 shares of NASI common stock at an exercise price of $1.89 per share, which was the lowest closing price during the ten trading days immediately following the release of the Company’s earnings report for its fiscal quarter ended January 31, 2006. The warrant will expire in five years unless previously exercised.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

Exhibit 10.1	Loan and Security Agreement, dated March 28, 2006, by and among NASI, certain subsidiaries and Partners for Growth II, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: April 3, 2006	By:	/s/L. Michael Cutrer
Name: L. Michael Cutrer
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Loan and Security Agreement, dated March 28, 2006, by and among NASI, certain subsidiaries and Partners for Growth II, L.P.